Exhibit 10.11

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of the Distribution Time of the Separation and Distribution Agreement (as defined below) (the “Effective Date”), by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand” or “Provider”), and OmniAb Operations, Inc., a Delaware Corporation (“OmniAb”). Each of Provider and OmniAb may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Ligand and OmniAb are parties to a certain Separation and Distribution Agreement dated as of March 23, 2022 (the “Separation and Distribution Agreement”), pursuant to which Ligand has agreed to perform, and OmniAb has agreed to receive, certain Transition Services (as defined below) with respect to OmniAb’s operation of the OmniAb Business (as defined in the Separation and Distribution Agreement), subject to, and in accordance with, the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Separation and Distribution Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as set forth herein.

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Separation and Distribution Agreement. As used herein, the following terms have the following meanings.

(a) “Affiliate(s)” means, with respect to a particular entity or Person, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will mean, direct or indirect ownership of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For purposes of this Agreement, Ligand and OmniAb shall not be considered Affiliates of each other.

(b) “Governmental Authority” means (a) any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision; (b) any public international organization; or (c) any department, agency or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.

(c) “Intellectual Property” means any and all intellectual property and other proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals and extensions (“Patents”), (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how (including formulations, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data and customer lists, and all documentation relating to any of the foregoing, (c) all copyrights, copyrightable works, copyright registrations and applications therefor, including all rights of authorship, use, publication, reproduction, distribution, performance and transformation (“Copyrights”), (d) all industrial designs and any registrations and applications therefor, (e) all domain names, uniform resource locators and other names and locators associated with the internet (“Domain Names”), and all social media accounts and handles and app registrations, (f) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”), (g) all rights in databases and data collections, (h) all moral and economic rights of authors and inventors, however denominated, (i) rights in computer software (including source code, object code, firmware, algorithms, operating systems and specifications) and related technology, (j) all rights in content (including text, graphics, images, audio, video and data) and computer software included on or used to operate and maintain any websites, including all rights in documentation, files, cgi and other scripts and programming code, (k) all rights of publicity or privacy, including with respect to name, likeness or persona, and (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

(d) “Law” means any law (including common law), statute, code, ordinance, rule, regulation, order or charge of any Governmental Authority.

(e) “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

(f) “Personal Information” means any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household (including any information related to the health of a person) and any information derived from the foregoing.

(g) “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, owners, controlling Persons, directors, officers, employees, agents, representatives, subcontractors, or other third party acting for or on its behalf, including, as to Provider, any Vendor providing any Transition Services as permitted in this Agreement.

(h) “Recipient” means, with respect to a particular Transition Service, either OmniAb or the applicable member of the OmniAb Group (as defined in the Separation and Distribution Agreement) receiving such Transition Service.

ARTICLE II

TRANSITION SERVICES PROVIDED

2.1 Transition Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Provider shall provide, or cause one or more of its Representatives to provide, to Recipient each of the services set forth on Schedule A attached hereto (hereinafter referred to individually as a “Transition Service”, and collectively as the “Transition Services”), at the corresponding costs set forth on Schedule A, and Recipient agrees to receive the Transition Services and pay the costs therefor during the time period specified for each such Transition Service in such Schedule or for such other time period as permitted pursuant to this Agreement (hereinafter referred to collectively as the “Service Periods” for all of the Transition Services, and individually a “Service Period” for each Transition Service). The Parties may amend the scale and scope of the Transition Services from time to time upon mutual agreement by executing a signed amendment to Schedule A.

(b) If, within three (3) months following the Effective Date, Recipient identifies in good faith any service that was provided by Provider or one of its Affiliates (excluding the OmniAb Group) to the OmniAb Business during the six (6) month period (or twelve (12) month period solely with respect to activities that are customarily performed on an annual basis) prior to the Effective Date that is not listed on Schedule A and is necessary to effectuate the Separation (an “Omitted Service”), then Recipient shall notify Provider thereof and Schedule A will be deemed amended to include such Omitted Service.

2.2 Personnel; Affiliates; Vendors. In providing the Transition Services, Provider may, as it deems necessary or appropriate, (i) use the qualified personnel of Provider or its Affiliates, and (ii) employ the services of qualified third parties (“Vendors”) to the extent that, and subject to the condition that, such Vendor’s services (A) were utilized by or for the benefit of the OmniAb Business prior to the Effective Date, (B) are routinely utilized to provide similar services to other businesses of Provider or (C) are reasonably necessary for the efficient performance of such Transition Services. Furthermore, each Party shall, and shall cause its Representatives to, comply, in all material respects, with all Laws which may be applicable to the Transition Services. Each Party shall be responsible for its Representatives, including for such Representatives adhering to any health, safety, and security regulations and other published policies of the other Party while on the other Party’s premises or when given access to any equipment, computer, databases, systems, software, network or other files (collectively, “Systems”) owned or controlled by the other Party. If a Party or one or more of its Representatives needs access to the premises or Systems of the other Party or one or more of its Representatives to provide or receive the Transition Services (as applicable), then (x) the accessing Party shall advise the other Party in writing in advance of such access of the name of each of the accessing Party’s Representatives who shall require such access, (y) the accessing Party and its Representatives shall not attempt to obtain access to, use or interfere with any of the premises or Systems of the other Party or such other Party’s Representatives, except to the extent permitted by the other Party or required to do so to provide or receive the Transition Services (as applicable), and (z) the accessing Party and its Representatives shall not intentionally damage, disrupt or impair the normal operation of any of the premises or Systems of the other Party or such other Party’s Representatives.

2.3 Coordinators. Each of Provider and Recipient shall nominate a representative to act as its primary contact person to coordinate the provision of all Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”). Each Party may treat an act of a Primary Coordinator or Service Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act, provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Provider and Recipient shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such Party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Provider and Recipient each agrees that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators. Provider’s initial Primary Coordinator shall be Matthew Korenberg. Recipient’s initial Primary Coordinator shall be Matt Foehr.

2.4 Level of Transition Services.

(a) Recipient acknowledges and agrees that Provider is not in the business of providing services to third parties and is entering into this Agreement only in connection with the Separation and Distribution Agreement. Provider shall, and shall cause each of its Representatives to, provide the Transition Services with substantially the same degree of skill, quality and standard of care as that utilized by Provider (or its Affiliates) to perform similar activities in the six (6) month period (or twelve (12) month period solely with respect to activities that are customarily performed on an annual basis) prior to the Effective Date, and, in any event, no less than with commercially reasonable care and diligence (collectively, the “Services Standard”). Under no circumstances shall Provider or any of its Representatives be held accountable to a greater standard of care, efforts or skill than the Services Standard in the performance of the Transition Services. Recipient acknowledges and agrees that (i) the Transition Services do not include the exercise of business judgment or general management for Provider and (ii) NEITHER PROVIDER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES.

(b) If the Transition Services to be provided to Recipient materially increase in scale or in scope as compared to the level of the similar services provided in connection with the operation of the OmniAb Business as of the Effective Date, Provider may, at its election, choose to not provide such increased scale or scope of Transition Services, and if Provider elects to perform such increased scale or scope of Transition Services, all costs incurred in connection therewith shall be mutually agreed upon by Provider and Recipient prior to the time such additional Transition Services are performed, shall be set forth in an amended Schedule A, and shall be borne by Recipient.

(c) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, Provider and Recipient each agree that the Transition Services provided by any Vendor shall be subject to the terms and conditions of any agreements between Provider and such Vendor, which agreements shall be on substantially the same conditions as Provider would enter into with such Vendor for its own account, and no such agreements shall be binding on Recipient after the Term hereof without Recipient’s express written consent. Provider shall consult with Recipient concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, or amended, with any Vendors after the Effective Date.

(d) Without relieving Provider of its obligation to perform the Transition Services in accordance with the Services Standard, Provider shall not be (i) obligated to perform the Transition Services to the extent that such performance would be unlawful or that would require Provider to violate applicable Law; (ii) obligated to perform the Transition Services to the extent that such performance, in Provider’s reasonable determination, could create deficiencies in Provider’s controls over financial information or adversely affect the maintenance of Provider’s financial books and records or the preparation of its financial statements; (iii) obligated to hire any additional employees to perform the Transition Services or maintain the employment of any specific employee; (iv) obligated to hire replacements for employees that resign, retire or are terminated; (v) obligated to enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits; (vi) prevented from transferring after the Effective Date any employees who were supporting the business operations as of the Effective Date to support other business operations for Provider or its Affiliates or to assume other roles with Provider or its Affiliates to the extent such employees are not required to provide Transition Services; (vii) prevented from determining, in its sole discretion, the individual employees who will provide Transition Services; or (viii) obligated to purchase, lease or license any additional equipment or software.

2.5 Transitional Nature of Services. Recipient acknowledges and agrees that the Transition Services are intended only to be transitional in nature, and shall be furnished by Provider only during the Service Periods. Recipient shall use commercially reasonable efforts to have sufficient resources available to it at the end of the Service Periods to perform the Transition Services (or have the Transition Services performed) without the involvement of Provider, its Affiliates or any of its or their respective employees or agents upon the termination or expiration of a Service Period for an applicable Transition Service.

2.6 Location of Services Provided; Travel Expenses. Provider shall provide the Transition Services to Recipient from locations of Provider’s choice in its sole discretion except to the extent the nature of the Transition Services necessitates performance at a specific location, as mutually agreed upon by the Parties. Subject to Section 3.1, should the provision of the Transition Services require any directors, officers, employees, agents, representatives, or subcontractors of Provider or its Affiliates to travel beyond fifty (50) miles from his or her employment location, Recipient shall reimburse Provider for all reasonable travel-related out-of-pocket costs, consistent with Provider’s travel policy as provided to Recipient in advance in writing.

2.7 Limitation of Liability.

The Parties hereto acknowledge and agree that the Transition Services are provided by Provider: (a) at the request of Recipient in order to accommodate it following the closing under the Separation and Distribution Agreement; (b) at the costs set forth on Schedule A hereto and with no expectation of profit being made by Provider thereon; and (c) with the expectation that Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, each Party agrees that, absent gross negligence or willful misconduct, and except for breaches of Article V (Confidentiality) and except for a Party’s obligations under Section 2.8 (Indemnification), the other Party, its Affiliates and their directors, officers, employees, representatives, consultants and agents shall not be liable for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Transition Services or each Party’s performance under this Agreement. Notwithstanding anything to the contrary contained herein, in the event Provider commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at Recipient’s request, Provider shall use commercially reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Transition Service at no additional cost to Recipient; provided that, absent gross negligence or willful misconduct, and assuming that Provider uses commercially reasonable data backup processes, Provider shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Transition Service in question.

2.8 Indemnification.

(a) Recipient shall indemnify, defend and hold harmless Provider and its Affiliates and its and their respective officers, directors, employees, representatives, subcontractors and agents from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) incurred by any of them in connection with any Third Party Claim (as defined below) (each, a “Loss” and, collectively, the “Losses”) relating to, arising out of or resulting from or based on (i) Recipient’s material breach of this Agreement or (ii) any gross negligence or willful misconduct of Recipient, (iii) Provider’s provision of the Transition Services as directed or requested by Recipient, or (iv) Recipient’s use or exploitation of any work product provided by Provider in the performance of the Transition Services, except in each case (i), (ii), (iii), and (iv) to the extent such Losses are subject to indemnification pursuant to Section 2.8(b).

(b) Provider hereby agrees to indemnify, defend and hold harmless Recipient and its Affiliates and its and their respective officers, directors, employees, representatives, subcontractors and agents from and against any and all Losses relating to, arising out of or resulting from (i) Provider’s material breach of this Agreement or (ii) any gross negligence or willful misconduct in the performance of its obligations under this Agreement, except in each case of (i) and (ii) to the extent such Losses are subject to indemnification pursuant to Section 2.8(a).

(c) To the maximum extent permitted by applicable Law, each Party’s and its Affiliates’ and each of its and their respective subcontractors’ officers’, directors’, employees’ and agents’ sole and exclusive remedy with respect to any and all claims relating to the Transition Services shall be pursuant to the indemnification provisions set forth in this Section 2.8.

2.9 Indemnification Procedures.

(a) If any claim or demand is made by a third party (including any action or proceeding commenced or threatened to be commenced) with respect to which a Party seeking indemnification (the “Indemnified Party”) intends to seek indemnity under Section 2.8 (a “Third Party Claim”), the Indemnified Party shall promptly give written notice thereof to the other Party (the “Indemnifying Party”) indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, and a copy of any documentation received from such third party. A failure by the Indemnified Party to give notice and to tender the defense of any action or proceeding in a timely manner pursuant to this Section 2.9(a) shall not limit the obligation of the Indemnifying Party under Section 2.8, except to the extent such Indemnifying Party is actually and materially prejudiced thereby.

(b) Upon receipt of a notice for indemnity from the Indemnified Party pursuant to Section 2.9(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right to assume the defense of, at its own expense and by its own counsel, any such Third Party Claim. If the Indemnifying Party shall, in accordance with the immediately preceding sentence, undertake to compromise or defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided that the Indemnifying Party shall not settle or compromise any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement or compromise fully and irrevocably releases the Indemnified Party in connection with such Third Party Claim and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate legal counsel, its own cost and expense, and to participate in the defense thereof.

2.10 Modification of Transition Services Procedures.

(a) Subject to the procedure set forth in this Section 2.10 to the extent applicable, Provider may make changes from time to time in its standards and procedures for performing the Transition Services, provided that any such change shall not interfere in any material respect with the continued provision or cost of the Transition Services. Notwithstanding the foregoing sentence, unless required by Law, Provider shall not implement any substantial or material changes to such standards and procedures in a manner affecting the operation of the OmniAb Business unless Recipient agrees in writing to such changes and Provider gives Recipient ten (10) business days to adapt its operations to accommodate such changes to the extent commercially reasonable.

(b) During the term of this Agreement, if Recipient intends to make any changes that may affect the provision of any of the Transition Services, Recipient shall provide Provider with a plan identifying any changes as soon as reasonably practicable, but in any case no less than ten (10) business days before implementing such changes; provided, however, that Provider shall not be required to alter the method in which it provides any of the Transition Services or increase the level of any such Transition Services in any material manner except as expressly provided herein; provided, further, however, that the failure of Recipient to provide such notice shall not alter or diminish Provider’s obligations to provide the Transition Services on the terms set forth herein except where the failure to provide notice has materially increased Provider’s cost or burden to provide such Transition Service.

2.11 Cooperation. The Parties will use commercially reasonable efforts to reasonably cooperate and cause each of their respective Representatives to reasonably cooperate in a professional and workmanlike manner with each other to the extent necessary to assist the other Party in performance of its obligations under this Agreement, including with respect to the provision and receipt of the Transition Services. Such cooperation shall include exchanging information relevant to and reasonably necessary for the provision or receipt of the Transition Services hereunder and the performance of such other duties and tasks as may be reasonably required for the provision or receipt of the Transition Services. Without limiting the foregoing:

(a) Recipient shall permit Provider and its Representatives reasonable access during regular business hours (or otherwise upon reasonable prior notice) to any data, records and personnel involved in receiving or overseeing the Transition Services as reasonably requested by Provider to facilitate Provider’s performance of this Agreement. Any such data and records shall be subject to Article V. Before the Parties exchange any Personal Information in connection with the Transition Services, the Parties will enter into a data processing agreement in accordance with applicable Laws.

(b) Provider shall use commercially reasonable efforts to obtain any consents, licenses, waivers or approvals necessary to permit Provider to perform its obligations hereunder; provided, however, that under no circumstances shall Provider be obligated to provide the relevant part of any Transition Services to the extent that (i) Provider is unable to obtain necessary third party consents, licenses, waivers or approvals relating to such part of the Transition Services on commercially reasonable terms, (ii) in order to provide such part of the Transition Services, Provider will have an obligation to make any payments to any Third Party or incur any obligations in respect of any such consents, licenses, waivers or approvals, which payments are not subject to reimbursement by Recipient or which other obligations are not assumed by Recipient hereunder, (iii) Provider would be obligated to make any alternative arrangements in the event that any such consents, licenses, waivers or approvals are not obtained (but only to the extent such arrangements would not be commercially reasonable) or (iv) Provider would be required to seek broader rights or more favorable terms with respect to any consents, licenses, waivers or approvals than those applicable immediately prior to the date hereof where the costs of obtaining the same are not subject to reimbursement by Recipient.

(c) Recipient shall obtain all necessary consents, licenses, waivers and approvals necessary for it to receive the Transition Services and perform its obligations under this Agreement.

ARTICLE III

COMPENSATION

3.1 Consideration. As consideration for the Transition Services, Recipient shall pay to Provider the amount specified for each such Transition Service as set forth in Schedule A, including any “pass-through costs” expressly identified as such in Schedule A. The fees set forth on Schedule A will be equitably reduced if any Transition Service is suspended, terminated or removed from the scope of this Agreement and will be equitably prorated for partial months. In addition, Recipient shall reimburse Provider (upon receipt of applicable receipts and other reasonable supporting documentation if requested by Provider) for all reasonable documented out of pocket costs of Provider in connection with performance of the Transition Services by Provider, including: (a) shipping and transportation costs (including the cost of any insurance related thereto), duties and other taxes (excluding taxes on Provider’s income); (b) travel-related costs, (c) out of pocket costs or expenses incurred with third parties by Provider, its Affiliates or subcontractors, including for the extraction, conversion and transfer of data and (d) any other out of pocket costs and expenses incurred with third parties described herein as reimbursable by Provider (the “Reimbursable Expenses”); provided that if any particular Reimbursable Expense exceeds Ten Thousand Dollars ($10,000), Provider must obtain Recipient’s consent prior to any obligation of Recipient to reimburse Provider for such Reimbursable Expense; provided, further that until Recipient consents to such Reimbursable Expenses exceeding Ten Thousand Dollars ($10,000), Provider shall not be required to provide the relevant part of the Transition Services for which such Reimbursable Expenses exceeding Ten Thousand Dollars ($10,000) is necessary.

3.2 Invoices. Provider shall, on a monthly basis on the last day of each calendar month, submit a single itemized invoice to Recipient for all Transition Services provided to Recipient during such month. All invoices shall be sent to the attention of the Primary Coordinators at the address set forth in Section 7.5 hereof or to such other address as Recipient shall have specified by notice in writing to Provider.

3.3 Payment of Invoices.

(a) Recipient shall pay any undisputed invoice for Transition Services promptly but in no event later than thirty (30) days after the date of receipt of such invoice and such payment shall be made by wire transfer of immediately available funds to such bank account as shall have been notified in writing to Recipient by Provider. Payment of all invoices in respect of the Transition Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever (except that offset or deduction may be made in regard to other invoiced amounts due under this Agreement or to the extent of a dispute in good faith concerning amounts due under this Agreement). All payments shall be made to the account designated by Provider to Recipient.

(b) If any payment is not paid when due (except to the extent disputed in good faith) and Recipient does not make such payment within thirty (30) days of receiving a past-due notice from Provider, Provider shall have the right, without any liability to Recipient, or anyone claiming by or through Recipient, to, upon written notice to Recipient, immediately cease providing any or all of the Transition Services provided by Provider to Recipient and/or to terminate this Agreement in its entirety, which right may be exercised by Provider in its sole and absolute discretion. Notwithstanding the above, Provider shall not cease providing any Transition Service or terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which Recipient has indicated to Provider in writing.

ARTICLE IV

OWNERSHIP OF INTELLECTUAL PROPERTY

4.1 Ownership; Delivery. Except as expressly set forth herein, neither Party will obtain, by virtue of this Agreement or the Transition Services, by implication or otherwise, any rights of ownership or use of any property or Intellectual Property owned by the other. All Intellectual Property conceived, created or made by Provider or any of its Representatives (whether alone or jointly with Recipient) in the course of Provider’s performance of the Transition Services and other activities under this Agreement that are (a) exclusively related to the OmniAb Business and/or (b) based on, derived from, or improvements of any of Recipient’s background Intellectual Property (altogether, (a) and (b), the “Assigned IP”) shall be solely owned by Recipient, and Provider hereby assigns to Recipient all of Provider’s right, title, and interest in and to such Assigned IP. All other Intellectual Property conceived, created or made by Provider or any of its Representatives in the course of Provider’s or such Representative’s performance of any Transition Services or other activities under this Agreement shall be solely owned by Provider.

4.2 Limited Licenses.

(a) Recipient (on behalf of itself and its controlled Affiliates) hereby grants to Provider a limited, non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses to its Affiliates and its and their subcontractors during the Service Periods, under the Intellectual Property owned or controlled by Recipient, solely to the extent necessary for Provider and its Affiliates and its and their subcontractors to perform the Transition Services hereunder for the benefit of Recipient during the applicable Services Period.

(b) Provider (on behalf of itself and its controlled Affiliates) hereby grants to Recipient and its Affiliates a limited, non-exclusive, royalty-free, non-transferable license, with the right to grant sublicenses to its and their Affiliates and subcontractors, under the Intellectual Property owned or controlled by Provider, solely to the extent necessary for Recipient and its Affiliates and its and their subcontractors to (i) receive the Transition Services during the applicable Service Period and/or (ii) use or exploit any deliverables provided by Provider to Recipient as part of the Transition Services in the operation of the OmniAb Business.

ARTICLE V

CONFIDENTIALITY

5.1 Confidential Information.

(a) Each Party recognizes that in the performance of this Agreement, or as a result of the Parties’ ongoing relationship, non-public, Confidential Information (as defined in the Separation and Distribution Agreement) belonging to the other Party regarding the Transition Services may be disclosed or become known to the Party or its Affiliates. Unless otherwise expressed in writing to the other Party, confidential information and confidential materials concerning a Party’s business and products (including information and materials contained in technical data, information concerning the OmniAb Business, financial information and data, strategies and marketing and customer information), including that expressed orally, that is exchanged between the Parties in connection with the performance of this Agreement shall be considered to be Confidential Information.

(b) Notwithstanding any termination of this Agreement, Provider and Recipient shall hold and shall cause their respective Representatives to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or the Separation and Distribution Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information: (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information (as defined in the Separation and Distribution Agreement) for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or its Affiliates or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or tax returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or the Separation and Distribution Agreement, (vi) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information at least as protective of such Confidential Information as this Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(c) Each Party acknowledges that it and its Affiliates may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or its Affiliates were part of the Ligand Group. Each Party shall comply, shall cause its Affiliates to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Date, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(d) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Ligand’s confidential and proprietary information pursuant to policies in effect as of the Effective Date and (ii) confidentiality obligations provided for in any Contract between each Party or its Affiliates or Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of a Party in the possession of and used by the other Party as of the Effective Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the OmniAb Business; provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the Effective Date, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 5.1.

(e) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Upon expiration of the Service Periods or termination of this Agreement for any reason whatsoever, except for such retention and use as expressly provided for in the Separation and Distribution Agreement, each Party shall not disclose and shall make no further use of the other Party’s Confidential Information and upon written request shall immediately destroy or, with respect to Confidential Information in written or other tangible form (including all copies thereof), return to the other Party, all such Confidential Information; provided that (i) each Party shall be entitled to retain one record copy in its legal department solely to determine the extent of its continuing obligations or as otherwise required to comply with applicable Law, and (ii) neither Party nor its Representatives shall be required to expunge Confidential Information from computer archiving conducted as part of established record retention policies (provided that the foregoing shall not be deemed to permit the accessing, retrieval or use of any Confidential Information).

ARTICLE VI

TERM

6.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earliest of (a) the date on which this Agreement is terminated in accordance with this Article VI or (b) the expiration of the last Service Period, such that Provider is no longer obligated to provide any Transition Services pursuant to this Agreement (the “Term”). If no expiration date is provided for any Transition Service, then such Transition Service will terminate twelve (12) months after the Effective Date, provided that Recipient shall have the right to an extension of each or any Transition Service for up to six (6) months by providing written notice to Provider in advance of the original termination date for such Transition Service if, prior to such request for extension, Recipient has used commercially reasonable efforts to establish analogous capabilities of its own. The Parties will discuss in good faith any subsequent requests to further extend the Transition Services.

6.2 Termination of Services.

(a) Recipient may, at any time prior to the end of the Service Period for any Transition Service(s) and upon thirty (30) days’ prior written notice to Provider, terminate any Transition Service(s) or this Agreement in its entirety, whereupon, from and after the date of termination specified in such written notice, Provider’s obligation to provide such Transition Service(s) to Recipient shall cease and Recipient shall have no obligation to pay Provider for such Transition Service(s) (other than with respect to those Transition Services for which costs will be incurred by Provider as a result of non-cancellable commitments that Provider incurred in good faith in order to provide such Transition Services); provided that if termination of any Transition Service materially inhibits Provider’s ability to provide or prevents Provider from providing any other Transition Services (as determined in Provider’s sole discretion), Provider shall promptly notify Recipient of such determination and such other Transition Services shall also shall be deemed terminated, subject to Recipient’s prior written consent of such termination; and provided further that partial reduction of any specific Transition Service may only be made with the prior written consent of Provider, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Except as set forth in Section 3.3(b), in the event that either Party breaches any of its material obligations under this Agreement (the “Breaching Party”), the other Party may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice (such thirty (30) day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if (i) the Breaching Party cures such breach during the Notice Period or (ii) such breach cannot be cured during the Notice Period and the Breaching Party commences and diligently pursues actions to cure such breach within the Notice Period, in which case the Breaching Party shall have an additional thirty (30) day period to cure such breach before such termination shall become effective.

(c) Either Party may terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party (i) files in any court or with any other Governmental Authority, pursuant to any Law of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof; (iii) consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such other Party or for any substantial part of its property or makes any assignment for the benefit of creditors; (iv) admits in writing its inability to pay its debts generally as they become due; or (v) has issued or levied against its property any judgment, writ, warrant of attachment or execution or similar process that represents a substantial portion of its property.

(d) Any Transition Service, or this Agreement in its entirety, may be terminated upon the mutual written agreement of Provider and Recipient at any time.

6.3 Termination of Obligations. Recipient specifically agrees and acknowledges that all obligations of Provider to provide each Transition Service shall immediately cease upon the expiration of the Service Period (as may be extended as set forth in this Agreement) for such Transition Service, and Provider’s obligations to provide all of the Transition Services shall immediately cease upon termination of this Agreement. Recipient shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Transition Service terminated in accordance with the provisions hereof, and, except to the extent provided in the Schedules, Provider shall bear no liability for Recipient’s failure to implement or obtain such service or for any difficulties in transitioning from the Transition Service to such permanent or replacement service.

6.4 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

6.5 Surviving Obligations. Without limiting the foregoing, Article I, Article V and Article VII and Sections 2.7, 2.8, 2.9, 3.2 (solely with respect to accrued, unpaid fees as of such termination or expiration), 3.3 (solely with respect to accrued, unpaid fees as of such termination or expiration), 4.1, 4.2(b)(ii), 6.3 and 6.5 shall survive the termination or expiration of this Agreement for any reason.

ARTICLE VII

MISCELLANEOUS

7.1 Non-Solicitation. During the Term of this Agreement and for a period of one (1) month after the Term, neither Party shall, directly or indirectly, in any manner solicit or induce for employment, or hire or engage the services of, any employee of the other Party without the other Party’s prior written consent. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability of employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this provision.

7.2 Force Majeure. Provider shall not be liable for any failure to perform or any delays in performance (other than the payment of money owed and the providing of indemnity and defense), and Provider shall not be deemed to be in breach or default of its obligations set forth in this Agreement, if, to the extent and for so long as, such failure or delay is due to any causes that are beyond its reasonable control and not to its fault or negligence, including, such causes as acts of God, epidemic, pandemic, natural disasters, fire, flood, severe storm, earthquake, civil disturbance, strike, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes. For clarity, in the event of any such delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

7.3 Complete Agreement: Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, this Agreement shall prevail. No rule of construction that disfavors the drafting party will apply to this Agreement. As used in this Agreement, “including” and words of similar import mean “including but not limited to.” The use of “or” will not be deemed to be exclusive.

7.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

7.5 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by read receipt, voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Ligand:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Vice President, Special Counsel

Email: areardon@ligand.com

To OmniAb:

OmniAb Operations, Inc.

5980 Horton St., Suite 600

Emeryville, California 94608

Attn: Chief Legal Officer

Email: cberkman@omniab.com

7.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

7.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

7.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (a) either Party may assign this Agreement without the other’s consent to any of its controlled Affiliates and (b) either Party may assign this Agreement in its entirety to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

7.9 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

7.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.12 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

7.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflicts of Law doctrines).

7.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.15 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of Provider and Recipient of the Transition Services nor be deemed to vest any rights, interests or claims in any third parties.

7.16 Insurance. During the Term, Provider shall carry commercially appropriate and customary levels of insurance with a reputable insurance provider covering business interruptions and general liability insurance (including errors & omissions and contractual liability) to protect its own business and property interests.

7.17 Audit. During the term of this Agreement and for one (1) year thereafter (or such longer period as may be required by applicable Law), Provider and Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to any Transition Service provided, fees invoiced and payments made hereunder (the “Service Records”). Recipient may request a certified audit of Provider’s Service Records from the date of commencement of the Transition Services to be performed by an independent certified public accountant which (a) is reasonably acceptable to Provider and (b) may not be compensated on a contingency basis or otherwise have any financial interest in the outcome of such audit. Any such audit shall be at the expense of Recipient. Recipient may not request such an audit more than one (1) time within any twelve (12) month period with respect to any particular Transition Service. The accountant shall be required to execute a confidentiality and non-disclosure agreement if requested by Provider and shall hold all information confidential. The accountant may reveal to Recipient only the amounts of any underpayment or under reimbursement, or overbilling, as applicable. The accountant shall provide to Provider a final report of its work, including both overbilling and underpayment information. The audit shall take place during normal business hours and upon reasonable notice and such accountant shall use commercially reasonable efforts to minimize interference with the normal business activities of Provider. If any audit reveals an overpayment by Recipient, Provider shall promptly refund to Recipient any such overpayment. In addition, if any audit reveals an overpayment by Recipient exceeding five percent (5%) during the audited period, Provider shall reimburse Recipient for the costs of conducting such audit. If any audit reveals an underpayment by Recipient, Recipient shall promptly pay Provider such underpayment amount.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Matthew Korenberg
Name:	Matthew Korenberg
Title:	Executive Vice President, Finance and Chief
Financial Officer

OMNIAB OPERATIONS, INC.

By:	/s/ Matthew W. Foehr
Name:	Matthew W. Foehr
Title:	President and Chief Executive Officer

[Signature Page to Transition Services Agreement – Ligand to OmniAb]